Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Trident Digital Tech Holdings Ltd on the Amendment No. 5 to Form F-1 (File No. 333-274857) of our report dated July 7, 2023, with respect to our audits of the consolidated financial statements of Trident Digital Tech Holdings Ltd as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, China

February 20, 2024

BEIJING OFFICE ● Units 06-09 ● 46th Floor ● China World Tower B ● No. 1 Jian Guo Men Wai Avenue ● Chaoyang District ● Beijing ● 100004

Phone 8610.8518.7992 ● Fax 8610.8518.7993 ● www.marcumasia.com